Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2023, relating to the consolidated financial statements of Dominion Energy, Inc. and subsidiaries and the effectiveness of Dominion Energy, Inc.’s and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dominion Energy, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 21, 2023